REDCLOUD TECHNOLOGIES LIMITED

LOAN NOTE INSTRUMENT
constituting
£15,000,000 unsecured convertible loan notes 2026

5 New Street Square | London EC4A 3TW
Tel +44 (0)20 7300 7000
Fax +44 (0)20 7300 7100
DX 41 London
www.taylorwessing.com

TaylorWessing

THIS LOAN NOTE INSTRUMENT is made on 5th March 2024.

BY

REDCLOUD TECHNOLOGIES LIMITED (company number 08872820) whose registered office is at 50 Liverpool Street, London, England, EC2M 7PY (the "**Company**").

INTRODUCTION

The Company has by resolution of its directors decided to create convertible loan notes on the terms of this instrument.

TERMS

The Company **UNDERTAKES AND DECLARES** as follows.

1. Definitions and interpretation

Each of the schedules to this instrument form part of this instrument and words and phrases used in this instrument shall have the meanings given to them, and be interpreted in accordance with, condition 1 of schedule 1.

2. Constitution and form of Notes

2.1 This instrument constitutes Notes which give a Noteholder the right to redeem such Notes or convert them into Shares on the terms set out in this instrument.

2.2 The nominal amount of each Note is £1 and the maximum nominal amount of Notes which the Company may issue pursuant to this instrument shall be £15,000,000 (fifteen million).

2.3 Interest will accrue on the Notes from day to day at a rate of 15% per annum and be payable based on a 365-day year and the actual number of days elapsed from the date of issue of the Notes (subject to clause 2.4) to the date they are redeemed or converted in accordance with this instrument. If the Company fails to pay redemption monies when due, interest will continue to accrue at that rate on the unpaid amount.

2.4 Interest will be deemed to accrue on the following Notes as follows:

(a) interest on the September 2023 Notes will be deemed to accrue from and including 15 September 2023;

(b) interest on the October 2023 Notes will be deemed to accrue from and including 9 October 2023;

(c) interest on the November 2023 Notes will be deemed to accrue from and including 8 November 2023;

(d) interest on the February 2024 Notes will be deemed to accrue from and including 8 February 2024; and

(e) interest on all other Notes will be deemed to accrue from and including the date of issue of such Notes.

2.5 All Notes shall rank pari passu, equally and rateably, without discrimination or preference and as unsecured obligations of the Company in accordance with this instrument.

3. Use of proceeds

3.1 The proceeds of all subscriptions for the Notes shall be used by the Company for the purpose of:

(a) further development of the open commerce electronic platform;

(b) fund further growth initiatives as indicated by the Company and approved by a Noteholder Majority; and

(c) for general working capital purposes.

3.2 The Company shall verify the application of such proceeds in accordance with the purposes set out in clause 3.1(a) to 3.1(c) above quarterly to Noteholders.

4. Enforceability

4.1 Notes are issued subject to the Articles but otherwise on the terms of this instrument which has been executed by the Company as a deed poll in favour of the Noteholders and is binding on the Company (which covenants with each of the Noteholders to perform and observe the obligations in this instrument) and the Noteholders and all persons claiming through or under them.

4.2 This instrument is enforceable by the Company and under the Contracts (Rights of Third Parties) Act 1999 by any Noteholder, but not by any other person.

5. Variation

No variation to this instrument or the terms of the Notes shall be effective unless made by deed poll executed by the Company with written consent of the Noteholder Majority. Any such variation shall be binding on the Company and all the Noteholders.

6. Law and jurisdiction

This instrument and any dispute or claim arising out of or in connection with it (including any dispute or claim relating to non-contractual obligations) shall be governed by English law and the Company and the Noteholders submit to the exclusive jurisdiction of the English courts.

This instrument has been executed and delivered as a deed on the date stated on page one of this instrument.

Executed by)
REDCLOUD TECHNOLOGIES LIMITED)
acting by a director,)
)

Justin Floyd

....
Name of director

....
Signature of director

in the presence of:

Name of witness: Justin Fletcher

Signature of witness:

Address: 50 Liverpool Street, London
EC2M 7PY

SCHEDULE 1

Conditions

1. Definitions and interpretation

1.1 In this instrument:

"Advance Notes" means the September 2023 Notes, the October 2023 Notes, the November 2023 Notes, and the February 2024 Notes;

"Articles" means the Company's articles of association from time to time;

"Board" means the board of directors of the Company as constituted from time to time;

"Business Day" means a day on which English clearing banks are ordinarily open for the transaction of normal business in the City of London (other than a Saturday, Sunday or public or bank holiday);

"Certificate" means, in relation to a Note, the certificate evidencing it substantially in the form set out in schedule 2;

"Conversion" means the conversion of the Notes into Senior Shares as contemplated in condition 3;

"Conversion Price" means:

(a) with respect to the Advance Notes only:

(i) on a conversion on a Non-qualifying Financing pursuant to condition 3.2(a) or a Qualifying Financing pursuant to condition 3.2(b), a price per Senior Share being equal to the Financing Price less a discount of 35%; and

(ii) on an Exit Event pursuant to condition 3.2(c), a price per Senior Share being equal to the price per share paid for Senior Shares on such Exit Event less a discount of 35%; and

(b) with respect to all other Notes:

(i) on a conversion on a Non-qualifying Financing pursuant to condition 3.2(a) or a Qualifying Financing pursuant to condition 3.2(b), a price per Senior Share being equal to the Financing Price less a discount of 25%; and

(ii) on an Exit Event pursuant to condition 3.2(c), a price per Senior Share being equal to the price per share paid for Senior Shares on such Exit Event less a discount of 25%;

"Directors" means the directors of the Company;

"Exit Event" means a Business Sale or a Sale (each having the meaning given in the Articles) or an IPO;

"February 2024 Notes" means the Notes in the principal amount of £3,000,000 subscribed for by Christina Byland on 8 February 2024;

"**Financing**" means a Qualifying Financing or a Non-qualifying Financing;

"**Financing Price**" means the price per share paid for such senior class of shares in the capital of the Company as are issued to investors in the Financing (ignoring the effect of any discounts in relation to the conversion of any advance subscriptions for shares, simple agreements for future equity or any convertible loans (including conversion of the Notes) or other convertible securities);

"**Insolvency Event**" means either:

(a) an administrator is appointed in relation to the Company;

(b) a receiver or administrative receiver or manager or receiver and manager or trustee or similar person is appointed in respect of the whole or any part of the assets, property or undertaking of the Company;

(c) a winding-up petition is presented or an order is made or an effective resolution is passed for the winding-up or dissolution of the Company (except for the purpose of reorganisation or amalgamation of the Company);

(d) the Company stops payment of its debts generally or ceases to carry on its business or a substantial part of its business;

(e) the Company compounds or proposes or enters into any reorganisation or special arrangement with its creditors generally; or

(f) a moratorium under Part A1 of the Insolvency Act 1986 is in force in respect of the Company;

"**IPO**" means the admission of all or any of the Shares or securities representing those shares (including depositary interests, American depositary receipts, American depositary shares and/or other instruments) on the New York Stock Exchange, NASDAQ or on the Official List of the United Kingdom Financial Conduct Authority or the AIM Market operated by the London Stock Exchange Plc or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000) or overseas investment exchange (as defined in section 313 of the Financial Services and Markets Act 2000) or any regulated market (as defined in the Markets in Financial Instruments Directive (2014/65/EU)) within the European Economic Area;

"**Maturity Date**" means the date two years from the date of this instrument;

"**NASDAQ**" means the NASDAQ Stock Market of the NASDAQ OMX Group Inc.;

"**Non-qualifying Financing**" means the Company raising funds prior to the Maturity Date other than pursuant to a Qualifying Financing from an issue of Shares (excluding those issued pursuant to advance subscriptions for shares or on conversion of any loans/ securities or exercise of any options);

"**Noteholder Majority**" means the holders of more than 50% of the principal amount outstanding on the Notes then in issue;

"**Noteholder**" means, in relation to a Note, the person whose name appears in the register as the holder of the Note;

"**Note**" means a convertible loan note constituted by this instrument together with all rights conferred by it, as the case may require;

"November 2023 Notes" means the Notes in the principal amount of £1,200,000 subscribed for by Christina Byland on 8 November 2023;

"October 2023 Notes" means the Notes in the principal amount of £1,800,000 subscribed for by Christina Byland on 9 October 2023;

"Permitted Transferee" has the meaning given to that term in the Articles;

"Qualifying Financing" means the Company raising £15,000,000 or more prior to the Maturity Date from an issue of Shares (excluding those issued pursuant to advance subscriptions for shares or on conversion of any loans/ securities or exercise of any options);

"Senior Share" means:

(a) in the case of conversion on a Financing, the most senior class of Shares issued to investors on such Financing; or

(b) in the case of conversion on an Exit Event, the most senior class of Shares which are in issue at the time;

"September 2023 Notes" means the Notes in the principal amount of £1,500,000 subscribed for by Christina Byland on 15 September 2023;

"Share" has the meaning given in the Articles; and

"Tax Deduction" means, in respect of any payment made by the Company in respect of a Note, any deduction or withholding for or on account of any taxes, duties, assessments or governmental charges of whatever nature.

1.2 In this instrument:

(a) reference to:

(i) this instrument includes its schedules;

(ii) a **"clause"**, **"paragraph"** or **"schedule"** is a reference to relevant clause, paragraph or schedule of or to this instrument and to a **"condition"** is to a paragraph of schedule 1; and

(iii) the singular includes the plural and vice versa and any gender includes other genders;

(b) the words **"include"**, **"including"** and **"in particular"** are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(c) the words **"other"** and **"otherwise"** are not to be construed as being limited by any words preceding them;

(d) reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time consolidated, modified, re-enacted (with or without modification) or replaced by any statute or statutory provision and any subordinate legislation made under the relevant statutory provision, except to the extent that the effect of referring to any such consolidation, modification or re-enactment coming into force after the date of this instrument would be to increase or extend the liability of any party under this instrument; and

(e) the headings to schedules, clauses, conditions and paragraphs are to be ignored.

2. Redemption

2.1 The Company may redeem the Notes in part or in full at any time prior to the Maturity Date with the written consent of the Noteholders. If a Noteholder does not provide their written consent to have their Notes redeemed in part or in full within 10 Business Days of being requested to do so by the Company, the Notes held by such a Noteholder will not be redeemed and the Noteholder will continue to hold their Notes in accordance with the terms of this instrument. The rights of any Noteholder who provides written consent to have their Notes redeemed in part or in full will not be prejudiced by any other Noteholder failing to provide written consent.

2.2 The Company shall redeem all Notes then in issue:

(a) immediately prior to and in anticipation of an Insolvency Event; or

(b) on the Maturity Date.

2.3 A redemption under condition 2.1 or 2.2 shall be effected by the Company repaying to each Noteholder the principal amount outstanding on the Notes held by them together with accrued interest thereon, less any Tax Deduction required by law, and such payment:

(a) will be made by bank transfer to the bank account nominated by the Noteholder (or, in the case of joint holders, the bank account nominated by the first joint holder named in the Note register) within 10 Business Days of the event triggering the redemption; and

(b) shall discharge the Company from all further obligations in respect of the Note.

3. Conversion

3.1 Payment of interest to any Noteholder on Conversion shall be satisfied, at the sole discretion of the Company, by way of:

(a) cash (in whole or in part, and from which may be deducted any Tax Deduction required by law in respect of that Noteholder); and/ or

(b) to the extent any such interest has not been paid in cash or deducted as set out in condition 3.1(a), conversion of such interest (**"Converted Interest"**) into Senior Shares as provided in this condition 3.

3.2 The Company shall convert the outstanding principal amount of all Notes then in issue and any Converted Interest less any Tax Deduction required by law into that number of Senior Shares (the **"Conversion Shares"** and the date of their issue being the **"Conversion Date"**) as is equal to the quotient resulting from dividing such outstanding principal amount together with any Converted Interest amount remaining after any such Tax Deduction by the applicable Conversion Price in the following circumstances:

(a) simultaneously with completion of a Non-qualifying Financing;

(b) simultaneously with completion of a Qualifying Financing; or

(c) immediately prior to and conditional on an Exit Event.

The number of Shares to be allotted and issued on such conversion shall be rounded down to the nearest whole number of Shares where there is an entitlement to a fraction of a Share.

3.3 Conversion of the Notes shall be effected by one of the following methods, as determined by the Company at its sole discretion:

(a) the Company being deemed to have repaid the outstanding principal of the relevant Notes together with any Converted Interest (less any Tax Deduction required by law) on the Conversion Date and each Noteholder shall be deemed to have irrevocably authorised and instructed such sum be applied toward immediate subscription by that Noteholder for the Conversion Shares; or

(b) capitalisation of the outstanding principal of the relevant Notes together with any Converted Interest (less any Tax Deduction required by law) by the Noteholder releasing the Company from its liability to repay or pay such amount in consideration of the Company allotting and issuing to the Noteholder the relevant number of Conversion Shares, the Noteholder waiving all accrued but unpaid interest.

3.4 The Conversion Shares will be:

(a) allotted and issued by the Company at such premium to reflect the difference between the nominal value of a Conversion Share and the Conversion Price (and for the purposes of any price-based anti-dilution protection or liquidation preference, the per share subscription price for the Conversion Shares shall be the Conversion Price);

(b) credited as fully paid and rank pari passu with Shares of the same class in issue on the Conversion Date and shall carry the right to receive dividends and distributions declared after the Conversion Date; and

(c) issued in full satisfaction and discharge of all obligations of the Company to the Noteholder under this instrument.

3.5 A Noteholder may direct that the Conversion Shares be held by any Permitted Transferee where such Noteholder is a shareholder of the Company.

3.6 Any cash payment of interest on Conversion will be made by bank transfer to the bank account nominated by the Noteholder (or, in the case of joint holders, the bank account nominated by the first joint holder named in the Note register) within 10 Business Days of the event triggering Conversion.

4. Undertakings

4.1 The Company undertakes that whilst Notes remain in issue it will maintain sufficient directors' authority to allot and issue Shares to satisfy in full the most onerous of the outstanding conversion rights under condition 3 without first having to (i) have its shareholders pass any resolutions or (ii) offer such Shares to existing shareholders or other persons.

4.2 The Company will notify the Noteholder at least 15 Business Days before the anticipated closing of a Financing or of an Exit Event or (to the extent reasonably practicable) an anticipated Insolvency Event (as the case may be).

4.3 Each Noteholder shall execute a deed of adherence to the shareholders' agreement relating to the Company on any Financing or Exit Event and any documents being

executed by other subscribers in a Financing or by shareholders of the Company in connection with an Exit Event or an anticipated Insolvency Event.

5. Certificates

5.1 The Company shall issue a Certificate to each Noteholder (or, in the case of joint holders, such joint holder as the Company may select). A copy of this instrument shall be attached to each Certificate.

5.2 If a Noteholder notifies the Company that they no longer hold their Certificate the Company will cancel that Certificate and issue a new Certificate on provision by the Noteholder of an indemnity in such form as the Directors reasonably require.

5.3 Where a Noteholder transfers part only of the Notes comprised in a Certificate the old Certificate shall be cancelled and a new Certificate issued for the outstanding principal balance.

5.4 On redemption or conversion of Notes the Noteholders shall deliver to the Company the applicable Certificates (or an indemnity in such form as the Directors reasonably require). Redeemed or converted Notes will be cancelled by the Company and not reissued.

6. Register

6.1 The Company shall keep a register of the Notes at its registered office showing:

(a) the name and address of each Noteholder;

(b) the principal amount of Notes held by every Noteholder;

(c) the date on which each Noteholder is entered in respect of the Notes standing in their name;

(d) the serial number of each Certificate issued and its date of issue; and

(e) particulars of all transfers of Notes.

6.2 Noteholders shall notify (including by way of email) changes of name or address to the Company which shall alter the register accordingly. The Company shall permit Noteholders to inspect the register at reasonable times during normal office hours.

6.3 The Company shall recognise the registered holder of any Note as the absolute owner of such Note and no notice of any trust, express, implied or constructive, shall (except as provided by statute or as required by an order of Court of competent jurisdiction) be entered on the register in respect of any Note.

7. Transfer and transmission

7.1 Notes are transferable by their registered holder only:

(a) to a Permitted Transferee of such Noteholder (were such Noteholder a shareholder of the Company);

(b) by instrument in the customary form (or in such other form as the Directors may approve, though such instrument need not be a deed) signed by the Noteholder

and lodged at the Company's registered office with the applicable Certificate (or an indemnity in such form as the Directors reasonably require), and any other evidence as the Directors may require as to the Noteholder's right to make the transfer; and

(c) where no notice has been given by the Noteholder to convert or redeem the Notes.

7.2 The Noteholder shall remain the owner of the Notes to be transferred until the name of the transferee is entered in the register of Notes. On registration such transferee shall be recognised by the Company as entitled to its Notes free from any equity, set off or counter-claim by the Company against any previous holder. No fee will be charged for the registration of a transfer.

7.3 In the event of the death or bankruptcy of a Noteholder:

(a) the person who becomes entitled to Notes held by such Noteholder shall be registered as their holder on provision to the Directors of such evidence of that entitlement as the Directors reasonably require;

(b) the executors of a deceased Noteholder or administrators of a bankrupt Noteholder shall be the only persons recognised by the Company as having any title to or interest in such Notes except where Notes are held by joint holders surviving joint holder shall be the only person recognised by the Company as having any title to or interest in such Note.

8. <u>Lock-Up</u>

8.1 Subject to condition 8.2, other than the sale of any Conversion Shares to an underwriter pursuant to an underwriting agreement, no Noteholder shall, without the prior written consent of the Company's underwriters, during the period commencing on the date of the final offering document relating to an IPO and ending on the date specified by the Board (not to exceed 180 days):

(a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Conversion Shares held immediately prior to the effectiveness of the registration statement for the IPO (if applicable) or the admission of the Company's shares to trading on the relevant market taking effect; or

(b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Conversion Shares,

whether or not any such transaction is to be settled by delivery of Conversion Shares or other securities, in cash or otherwise.

8.2 Condition 8.1 shall only be binding on the Noteholders to the extent that each Director that holds Shares and each holder of more than 1% of the issued share capital of the Company is also bound by equivalent provisions under the Articles as those set out in condition 8.1.

8.3 In order to enforce the covenant in condition 8.1, the Company may impose stop-transfer instructions with respect to the Conversion Shares (and transferees and assignees of the Conversion Shares) until the end of such restricted period.

8.4 Each Noteholder who subsequently holds Conversion Shares shall enter into a separate lock-up agreement in respect of the IPO if and to the extent required by the Company's underwriters in order to facilitate the IPO, on terms consistent with the foregoing, provided that (i) each Director that holds Shares and each holder of more than 1% of the issued share capital of the Company enters into a lock-up agreement (ii) the lock-up agreements to be entered into by the Noteholders are on no more onerous terms in all material respects to those which are entered into by each Director that holds Shares and each other holder of at least 1% or more of the issued share capital of the Company.

8.5 If any Noteholder fails to comply with the provisions of this condition 8 as applicable to them, the Company shall be constituted the agent of each defaulting Noteholder for taking such actions as are necessary to effect the lock-up and the Board may authorise a Director, officer or member to execute and deliver on behalf of such defaulting Noteholder the necessary documents to effect the lock-up, including a lock-up agreement, in a form approved by the Board.

9. Notices

9.1 Any communication and/or information to be given in connection with this instrument shall be in writing in English and shall either be delivered by hand or sent by first class post or email or in electronic form to, in the case of the Company, to its registered office and in the case of a Noteholder to the address set out in the register of Notes (or such other address as may be notified by the Company or Noteholder).

9.2 Notice in respect of joint holdings shall be given to the joint holder first named in the Note register and notice so given shall be sufficient notice to all joint holders.

SCHEDULE 2

Form of Loan Note Certificate

Certificate no: •[number]

Date of issue: •[date]

REDCLOUD TECHNOLOGIES LIMITED
(Incorporated under the Companies Act 2006
with company number 08872820, the "**Company**")

This Certificate is issued pursuant to an instrument constituted by the Company on •[date] (the "**Instrument**").

THIS IS TO CERTIFY that •[noteholder] [(company number •[number])] of •[address] is the registered holder of £•[amount] of unsecured convertible loan notes constituted by the Instrument.

This deed has been entered into and delivered on the date of issue.

Executed by **REDCLOUD TECHNOLOGIES LIMITED** acting by a director,	))))
…………………………………………………… Name of director	…………………………………………………… Signature of director

in the presence of:

Name of witness: ……………………………

Signature of witness: ……………………..

Address: ………………………………………

The Company will only register a transfer of a Note represented by this Certificate on its production or receipt of a customary indemnity for a lost certificate.